Exhibit 99.1

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF
DIRECTORS OF E-DEBIT GLOBAL CORPORATION

The undersigned, constituting the entire Board of Directors (the "Board") of GreenLink International, a Colorado corporation (the "Corporation"), take the following actions as of this 28th day of August 2018, at a duly called and attended meeting of the Board of Directors.

WHEREAS, the Board of Directors of GreenLink International acting on the authorization of the shareholders have unanimously agreed on the 28th day of August 2018 to enter and conclude an agreed to asset purchase agreement with Coulee Frenchman, LLC.

AND WHEREAS, as outlined in the terms and conditions of the Asset Purchase Agreement the Board has agreed to pay and Coulee Frenchman, LLC has accepted the payment of $30,000 USD in cash and the issuance of 3,400,000 shares of GreenLink International representing consideration of $0.03 per common shares on the OTC: total valuation of $102,000. The cumulative purchase price for the assets purchased by the Corporation from Coulee Frenchman, LLC as represented in the Asset Purchase Agreement is $132,000.

NOW THEREFORE BE IT RESOLVED THAT:

1. The Board of Directors of the Corporation in furtherance of closing a definitive Asset Purchase Agreement on the 28th day of August 2018 will deliver in consideration of the sale, transfer, assignment, conveyance and delivery by Coulee Frenchman, LLC the Acquired Assets, the Corporation shall deliver the sum of $132,000 USD (the "Purchase Price") to Coulee Frenchman, LLC. $102,000 USD of the Purchase Price will be delivered to Coulee Frenchman, LLC by the issuance of common shares of GreenLink International - listed for trading on the OTC: Markets under the trading symbol (WSHE) representing consideration of $0.03 per common share on the Over the Counter: Markets ("OTC: Markets"). The balance of $30,000 USD shall be delivered in cash payments as per the terms of the Asset Purchase Agreement.

2. The Board of Directors of the Corporation has instructed the Corporation's Officers and Management to commence the administrative process to affect the closing of the Asset Purchase Agreement with the effective date to be determined by the Corporation's President and Chief Executive Officer.

3. Instructions shall be delivered to the Corporation's Transfer Agent to deliver to Coulee Frenchman, LLC. a total of 3,400,000 shares to be issued from the Corporate Treasury to satisfy the payment of $102,000 of the Asset Purchase Agreement. The officers and Directors of the Corporation hereby are authorized and directed to take all action necessary to carry out the purposes of these resolutions.

4.     Instructions shall be obtained from Coulee Frenchman, LLC as to the delivery of the Corporations issued shares as outlined above and will be supplied to the Corporation's Transfer Agent to facilitate the transfer.

5.     Receipt of the cash proceeds delivered by the Corporation on or before closing of the Asset Purchase Agreement by Corporation totaling $30,000 shall be received by Coulee Frenchman, LLC representing the cash payment component of the Asset Purchase Agreement between the Corporation and Coulee Frenchman, LLC.

6.     This resolution may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of the execution shall be deemed to bear the date as set forth above.

The undersigned, being all of the Directors of the Corporation, hereby consent to and adopt the foregoing.

Attachments to this Director's Resolution

1. Asset Purchase Agreement between GreenLink International and Cbulee Frenchman, LLC

NOTE:

/s/ Jacob George	/s/ Judy Campbell
Jacob George	judy Campbell

/s/ Brendan McKenna	/s/ Douglas Macdonald
Brendan McKenna	Douglas MacDonald